CERTIFICATE OF INCORPORATION                            STATE OF DELAWARE
A STOCK CORPORATION                                     SECRETARY OF STATE
                                                     DIVISION OF CORPORATIONS
                                                     FILED 09:00 AM 06/09/1992
                                                       921615290 - 2300476
================================================================================

FIRST: The name of this Corporation is ENAMELON, INC.

SECOND: Its Registered Office in the State of Delaware is to be located at 231 South State Street in the City of Dover County of Kent Zip Code 19901. The Registered Agent in charge thereof is Agents for Delaware Corporations, Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Law of Delaware.

FOURTH: The amount of the total authorized capital stock of this corporation is ZERO Dollars $0.00 divided into FIFTEEN THOUSAND shares of NO PAR Dollars, $0.00 each.

FIFTH: The name and mailing address of the incorporator are as follows

        Name                      KARIN R. BARTLETT
        Mailing Address           P.O. Box 841
                                  Dover, DE               Zip Code  19901-0841

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 9TH day of JUNE A.D. 1992.


                                              /s/ KARIN R. BARTLETT
                                              ------------------------------

                               State of Delaware

                                      SEAL

                          Office of Secretary of State

                           --------------------------

     I, MICHAEL RATCHFORD, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "ENAMELON, INC." FILED IN THIS OFFICE ON THE NINTH DAY OF JUNE, A.D. 1992, AT 9 O'CLOCK A.M.



                              * * * * * * * * * *


SEAL                                                /s/ Michael Ratchford
                                                    --------------------------
921615290                                           Secretary of State
                                                    AUTHENTICATION: #3480673
                                                    DATE:  06/11/1992

                                                         STATE OF DELAWARE
                                                       SECRETARY OF STATE
                                                      DIVISION OF CORPORATIONS
                                                     FILED 11:55 AM 12/04/1992
                                                        923435062 - 2300476


                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                ENAMELON, INC.

                    Adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

     We, Steven R. Fox, President, and H. Kenneth Merritt, Jr., Assistant Secretary, of Enamelon, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), do hereby certify as follows:

     FIRST: That the certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on June 9, 1992.

     SECOND: The Certificate of Incorporation of the Corporation, Article Fourth, is hereby amended to read as follows:

               "FOURTH: The amount of the total authorized capital stock of this Corporation is Thirty Thousand Dollars ($30,000) divided into Three Million shares of One Cent ($.01) each."

     THIRD: That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, we have signed this Certificate and caused the corporate seal of the Corporation to be affixed as of this 30th day of November, 1992.

                                             /s/ Steven R. Fox
                                             ------------------------------
                                             Steven R. Fox, DDS, President

Attest:



/s/ H. Kenneth Merritt
- ---------------------------
H. Kenneth Merritt, Jr.
Assistant Secretary

                               State of Delaware

                        Office of the Secretary of State

                            ------------------------





     I, WILLIAM T. QUILLEN, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ENAMELON, INC." FILED IN THIS OFFICE ON THE SEVENTH DAY OF OCTOBER, A.D. 1993, AT 1 O'CLOCK P.M.

     A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO KENT COUNTY RECORDER OF DEEDS ON THE SEVENTH DAY OF OCTOBER, A.D. 1993 FOR RECORDING.

                              * * * * * * * * * *


                                 SEAL     /S/ William T. Quillen
                                          --------------------------------------
                                          William T. Quillen, Secretary of State

                                          AUTHENTICATION: 4092210
                                          DATE: 10/07/1993

932805299

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 ENAMELON, INC.

                  Adopted in accordance with the provisions of
                   Section 242 of the General Corporation Law
                           of the State of Delaware

     We, Steven R. Fox, Chairman of the Board of Directors, and Norman Usen, Secretary, of Enamelon, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), do hereby certify as follows:

     FIRST: The Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on June 9, 1992.

     SECOND: The Certificate of Incorporation of the Corporation, Article FOURTH, is hereby amended to read as follows:

           "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 25,000,000 shares, divided into two classes of which 5,000,000 shares shall be designated Preferred Stock, $.01 par value, and 20,000,000 shares shall be designated Common Stock, $.01 par value.

     The designations and the powers, preferences and rights of the shares of Preferred Stock and the shares of Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

A. Preferred Stock

1. Issuance in Series. The shares of Preferred Stock may be divided into and issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. All shares of Preferred Stock shall be of equal rank and identical except to the extent that variations in the relative preferences and rights enumerated in subparagraphs (a) through (g), inclusive, of Section 2 of paragraph A of this Article FOURTH may be fixed and determined by the Board of Directors between series hereafter established; and each share of a series shall be identical in all respects with the other shares of such series.

2. Authority of the Board with Respect to Series. Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article FOURTH, to divide the shares of Preferred Stock into one or more series, and with respect to each such series, to fix and determine by resolution or resolutions providing for the issue of such series the following relative preferences and rights as to which there may be variations between the series so established:

     (a) The distinctive designation of such series and the number of shares which shall constitute such series which number may be increased (except as otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

     (b) The annual rate of dividends payable on shares of such series, the conditions, if any, upon which and the dates when such dividends shall be payable;

     (c) The time or times when, if ever, and the price or prices at which shares of such series shall be redeemable;

     (d) The amount payable on shares of such series in the event of any liquidation, dissolution or winding-up of the affairs of the Corporation;

     (e) If the shares of such series are to be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of such series, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

     (f) If the shares of such series are to be convertible into or exchangeable for shares of Common Stock or shares of any other series of Preferred Stock, the conversion price or prices of the rate or rates of exchange and the terms and conditions of such conversion or exchange; and

     (g) Such other powers, preferences and rights of shares of such series and the qualifications, limitations or restrictions thereof as the Board of Directors may deem advisable and as are not inconsistent with the provisions of the Certificate of Incorporation.

3. Dividends. The holders of shares of Preferred Stock of each series shall be entitled to receive, out of the assets of the Corporation which are by law available for the payment of dividends, cash dividends in such amounts and payable at such time or times as shall be fixed and determined by the Board of Directors in any resolution providing for the issuance of any such series, before any dividends on any class of capital stock of the Corporation ranking junior to the Preferred Stock (other than dividends payable in shares of any class of capital stock of the Corporation ranking junior to the preferred stock) may be declared or paid or set apart for payment. The term "class of capital stock of the Corporation ranking junior to the Preferred Stock" shall mean the Common Stock and any other class of stock of the Corporation hereafter authorized which ranks junior to the Preferred Stock as to payment of dividends or the distribution of assets upon dissolution, liquidation, or winding-up.

4. Redemption. (a) The shares of Preferred Stock of any series then outstanding shall be redeemable, in whole or in part, at the option of the Corporation, by resolution of its Board of Directors at such price or prices and at such time or times as may be fixed and determined by the Board of Directors in accordance with any resolution providing for the issuance of any such series of Preferred Stock. In case of redemption of only a part of the shares of Preferred Stock of any series at the time outstanding, the redemption may be either pro rata or by lot, as determined by the Board of Directors. Subject to the foregoing, the Board of Directors shall have full authority and power to prescribe the manner in which the drawing by lot or the pro rata redemption shall be conducted and the terms and conditions upon which the shares of Preferred Stock shall be redeemed from time to time.

     (b) Notice of every redemption of shares of Preferred Stock shall be given by mailing such notice, postage prepaid, not less than 10 days prior to the date fixed for such redemption to each holder of record of shares to be redeemed to his address as the same shall appear on the books of the Corporation. Each such notice shall specify the date fixed for redemption and the place where payment of the redemption price is to be made upon surrender for cancellation of the certificates representing shares called for redemption. Any notice which was mailed in the manner herein provided shall be conclusively presumed to be duly given whether or not the holder receives the notice.

     (c) If notice of redemption shall have been duly given as hereinabove provided, on and after the date fixed for redemption (unless the Corporation shall default in making payment of the redemption price) all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares, including, but not limited to, the right to receive dividends thereon, shall cease and terminate, notwithstanding that any certificate for such shares so called for redemption shall not have been surrendered for cancellation, and the holders of such shares so called for redemption shall cease to be stockholders and shall have no interest in or claim against the Corporation except the right to receive the redemption price upon surrender of their certificates for cancellation. Any resolution of the Board of Directors calling shares of any series of Preferred Stock for redemption may provide to the extent permitted by applicable law that the shares so redeemed may have the status of treasury stock.

5. Required Shares. Except as otherwise required by statute or provided for by resolution or resolutions of the Board of Directors, shares of any series of Preferred Stock which have been acquired by the Corporation, whether by purchase or redemption or by their having been converted into or exchanged for other shares of the Corporation shall upon their acquisition and without any other action by the Corporation resume the status of authorized but unissued shares of Preferred Stock and may be reissued as shares of the series of which they were originally a part or may be issued as shares of a new series or as shares of any other series.

6. Voting Rights. Except as otherwise required by statute or provided for by resolution or resolutions of the Board of Directors, the holders of Preferred Stock, or of any series thereof, of the Corporation, shall not be entitled to vote for the election of directors or for any other corporate purposes. In addition, the Corporation may increase or decrease (but not below the number of shares thereof then outstanding) the number of authorized shares of any class of its capital stock by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote.

7. Dissolution, Liquidation or Winding-Up. In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts or other liabilities of the Corporation, the holders of all then outstanding shares of Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount in cash for each share equal to the amount fixed and determined by the Board of Directors in any resolution providing for the issuance of any such series of Preferred Stock. If upon any dissolution, liquidation or winding-up of the affairs of the Corporation, the net assets available for distribution shall be insufficient to pay the holders of all outstanding shares of Preferred Stock in full amounts to which they respectively shall be entitled, the holders of all outstanding shares of Preferred Stock of all series shall share ratably in any distribution of assets in accordance with the sums which would be payable upon such distribution if all sums payable were paid in full. Neither the merger nor the consolidation of the Corporation, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed to be a liquidation or winding-up of the affairs of the Corporation within the meaning of this Article FOURTH.

B. Common Stock

1. Dividends. Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock."

     THIRD: This amendment has been duly adopted in accordance with provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, We have signed this Certificate and caused the corporate seal of the Corporation to be affixed as of this 7th day of October 1993.


                                               /s/ Dr. Steven R. Fox
                                               ------------------------------
                                               Dr. Steven R. Fox, Chairman of
                                               the Board of Directors

Attest:


/s/ Norman Usen
- ------------------------------
Norman Usen, Secretary

                                 ENAMELON, INC,
              CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES AND
                   RELATIVE, PARTICIPATING, OPTIONAL OR OTHER
                   SPECIAL RIGHTS AND RELATIVE QUALIFICATIONS,
               LIMITATIONS OR RESTRICTIONS OF THE PREFERRED STOCK

               -------------------------------------------------
                             Pursuant to Section 151
                   of the General Corporation Law of Delaware
               -------------------------------------------------

     ENAMELON, INC., a Delaware corporation (the "Corporation"), acting pursuant to Section 151 of the General Corporation Law of Delaware, does hereby certify as follows:

     FIRST: The Amended Certificate of Incorporation of the Corporation authorizes the issuance of 5,000,000 shares of Preferred Stock, $.O1 par value per share, and further authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock into one or more series, and without limiting the generality of the foregoing, to fix and determine the designations of each such series, the number of shares which shall constitute such series and certain relative rights and preferences of the shares of each series so established.

     SECOND: The Board of Directors of the Corporation, by its unanimous written consent dated the 12th day of January l996, did duly adopt the following resolutions authorizing the creation and issuance of a series of said Preferred Stock to be known as Series A Convertible Preferred Stock:

          RESOLVED, that the Board of Directors, pursuant to the authority vested in it by the provisions of the Certificate of Incorporation of the Corporation, as amended, hereby authorizes the issue of a series of the Corporation's preferred Stock, $.01 par value, of which 5,000,000 shares are authorized to be issued under the Corporation's Certificate of Incorporation (such 5,000,000 shares being hereafter called collectively, the "Authorized Preferred Stock" or the "Preferred Stock") of the Corporation and hereby fixes the number, voting powers, designations, preferences, rights and qualifications, limitations or restrictions thereof in addition to those set forth in said Certificate of Incorporation as follows:

     1. Designations. Of the Authorized Preferred Stock of the Corporation, 827,250 shares are hereby constituted as a series of

Preferred stock designated as "Series A Convertible Preferred Stock" (hereinafter called the "Series A Preferred Stock").

     2. Relative Seniority. The Series A Preferred Stock shall rank senior to all shares of the Corporation's common stock, par value $.OOl per share (the "Common Stock") and any other securities of the Corporation as to dividends and distributions upon liquidation, dissolution, or winding up of the Corporation.

     3. Voting.

     (a) General. Except as way be otherwise provided in these terms of the Preferred Stock, or by law, the Series A Preferred Stock shall vote together with the Common Stock and all other classes and series of Preferred Stock of the Corporation so providing as a single class on all actions to be taken by the stockholders of the corporation. Each share of series A Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of such series A Preferred Stock is then convertible.

     (b) Board Seats. The holders of the series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation (the "Series A Designee") for as long as at least 413,625 shares of Series A Preferred Stock, as adjusted for Recapitalization Events, as defined in Section 4(a) hereof, are authorized, issued and outstanding. In the event that the number of shares of Series A Preferred Stock outstanding is less than 413,625, a director previously elected by the holders of the Series A Preferred Stock voting as separate class shall be entitled to complete his term. Except as to any board representation specifically granted to a class or series of Preferred Stock other than the Series A Preferred Stock, the holders of the Series A Preferred Stock, the Common Stock and all other classes or series of Preferred Stock so entitled to vote, voting together as a single glass, shall be entitled to elect the remaining directors of the Corporation.

     In the event the Corporation fails to make payment on any redemption of shares of Series A Preferred Stock pursuant to Section 8 hereof, the holders of Series A Preferred Stock, voting as a separate class, shall have the exclusive right, immediately upon the failure to make such payment, to elect a majority of the Corporation's Board of Directors by electing such number of additional directors ("Additional Series A Designees") necessary for the Series A Designee and the Additional Series A Designees to constitute the lowest percentage of the members of the Corporation's Board of Directors greater than 501 to serve for such period as the Corporation fails to make the payment required pursuant to Section

8 hereof. If the Corporation does not make payment on any redemption of shares of Series A Preferred Stock pursuant to Section 8 hereof on the date due, the Corporation shall on the date such payment is due, or such earlier date as the Corporation in good faith believes it will not have the funds necessary to make such payment at the due date, notify the holders of the Series A Preferred Stock in writing that payment is not being made or anticipated to be made at the time provided for in Section 8 hereof. Unless majority in interest of the holders of Series A Preferred Stock have otherwise designated Additional Series A Designees prior to the sending of such notice, the Corporation shall as part of the aforementioned notification, call for a meeting of the holders of the Series A Preferred Stock to be held seven business days thereafter in order for the holders of the Series A Preferred Stock to determine whether they wish to appoint Additional Series A Designees, and if they so elect to appoint, to vote for such additional directors.

     At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of (i) Series A Preferred Stock then outstanding shall constitute a quorum of such series for the election of the director to be elected solely by the holders of such series and (ii) the Common Stock then outstanding and the number of shares of Common Stock into which the Series A Preferred Stock outstanding is then convertible shall constitute a quorum for the election of the directors jointly by the holders of such series and the Common Stock. A vacancy in any directorship elected by the holders of the Series A Preferred Stock shall be filled only by vote or written consent of the holders of such class and a vacancy in the directorship elected jointly by the holders of the Series A Preferred Stock and the Common Stock shall be filled only by vote or written consent of the Series A Preferred Stock and Common Stock as provided above.

     (c) Special Voting Requirements. The following corporate actions require the affirmative vote of at least 60% of the outstanding Series A Preferred Stock, voting together as a single class, until less than 413,625 shares of Series A Preferred Stock, as adjusted for Recapitalization Events, are authorized, issued and outstanding:

          (i) Any sale by the Corporation of all or substantially all of its assets:

         (ii)  Any merger of the Corporation with another entity:

        (iii)  Any liquidation or winding up of the Corporation; or

          (iv) Any amendment of the Corporation's Certificate. of Incorporation or By-laws.

     4. Dividend Rights.

     (a) Subject to subsection 4(d) below, the holders of record of outstanding shares of Series A Preferred Stock shall be entitled from the date of original issuance thereof to receive a dividend at the annual rate per share of Twenty Cents ($.20), in each case as adjusted for stock splits, recapitalizations, reclassifications, and similar events effecting the number of shares of Series A Preferred Stock outstanding (together hereinafter referred to as "Recapitalization Events"). Such dividends shall be cumulative and shall accrue whether or not they have been declared and whether or not there are profits, surplus, or other funds legally available for the payment of dividends. other than as set forth in this Section 4(a), the holders of record of outstanding shares of Series A Preferred Stock shall not be entitled to any additional dividends with respect to such shares upon any distribution of a dividend on Common Stock or any other class or series of capite1 stock ranking as to dividends junior to or pari passu with the Series A Preferred Stock. If not otherwise declared and paid by the Board of Directors, at the earlier of (i) the redemption of the Series A Preferred Stock or (ii) the liquidation, dissolution, winding up, sale of substantially all the assets of, consolidation or merger of the Corporation where the Corporation is not the survivor and which does not otherwise result in the conversion of the shares of Series A Preferred Stock pursuant to subsection 6(a)(i)(Y) hereof, any accrued but undeclared or unpaid dividends shall be paid to the holders of record of outstanding shares of Series A Preferred Stock. All dividends per outstanding share on the Series A Preferred Stock shall be declared and paid pro rata. As to dividends payable in cash, should the Corporation not have sufficient funds legally available for paying the full dividends specified herein for the Series A Preferred Stock, then the entire funds of the Corporation legally available for such distribution shall be distributed ratably among the holders of the Series A Preferred Stock based on the amount of accrued dividends owing to each holder of Series A Preferred Stock).

     (b) No cash dividend shall be paid, declared, or set apart on the Common Stock or any other class or series of capital stock ranking as to dividends or liquidation, junior to or pari passu with the Series A Preferred Stock it, on the date of such declaration, all dividends or distributions on the Series A Preferred Stock which have accrued for all past dividend periods and the then current dividend period have not been paid in full unless otherwise waived as provided in subsection 4(d) below, or a sum sufficient for the payment thereof irrevocably set apart in trust for the holders of the Series A Preferred Stock.

     (c) So long as at least 413,625 shares of Series A Preferred Stock are outstanding, as adjusted for Recapitalization Events, the Corporation shall not declare, make or set apart any distribution, of any kind, other than a dividend to the extent allowed by law, in respect of, or purchase, redeem or otherwise acquire, the Common Stock or any other class or series of capita1 stock ranking, as to dividends or liquidation, junior to or pari passu with the Series A Preferred Stock under any circumstances, without the prior written approval of at least a majority in interest of the then outstanding shares of Series A Preferred Stock, and then, only if, on the date of such distribution all of the following are met: (i) all dividends or distributions on the Series A Preferred Stock which have accrued for all past dividend periods and the then current dividend period have been paid in full or a sum sufficient for the payment thereof irrevocably set apart in trust for the holders of the Series A Preferred Stock; and (ii) the Corporation shall not be in default under any of the teems of the Series A Preferred Stock; provided, however, that nothing hereinabove shall prevent the corporation from exercising any rights it may have to purchase Common Stock from any employee, consultant, officer or director of the Corporation upon termination of their employment with the Corporation.

     (d) Notwithstanding anything contained herein to the contrary, upon the conversion of a share or shares of Series A Preferred Stock pursuant to Section 6 hereof, all accrued but unpaid dividends with respect to such share or shares of Series A Preferred Stock so converted through the date of such conversion shall be automatically and permanently waived.

     5. Liquidation.

     (a) Series A Preferred Stock. Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock shall then be entitled before any distribution or payment is made with respect to the Common Stock or any other class or series of capital stock of the Corporation ranking junior to or pari passu with the Series A Preferred Stock, to be paid an amount equal to the higher of:

          (i} $4.OO per share of Series A Preferred Stock each holder owns, as adjusted for Recapitalization Events, plus an amount equal to all accrued but unpaid dividends thereon, computed to the date payment thereof is made available; or

          (ii) such amount per share of Series A Preferred Stock as would have been payable to such person had each share been converted to Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation.

     (b) Remaining Distributions. After distribution of the amounts set forth in
(i) or (ii) of subsection 5(a), then the remaining assets of the Corporation available for distribution, if any, to the stockholders of the Corporation, shall be distributed to the holders of the Common Stock, ratably on the basis of their respective holdings.

     (c) Notice. Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given by mail, postage. prepaid, or by telex to non-U.S. residents, not less then 20 days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation,

     (d) Deemed Liquidation. The sale or transfer by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this subsection 5 unless such sales results in the automatic conversion of the Series A Preferred Stock pursuant to subsection 6(a)(i)(Y) below.

     6. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Riqhts"):

     (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible (i) automatically upon the consummation of (X) an underwritten public offering of the Common Stock at a price of at least $7.00 per share (ascribing no value to any warrants or other securities sold if the Common Stock is sold in units), which results in aggregate gross proceeds to the Corporation of not less than $10,000,000 or (Y) a merger, consolidation or sale of all or substantially all of the assets of the Corporation which results in the Corporation or all the holders of Common Stock receiving consideration per share of Common Stock so owned of S7.OO, or (ii) at the option of the holder thereof, all or a portion of such holders shares of Series A Preferred Stock shall be convertible, but only in denominations of not lese than 100 shares, at any time and from time to time, into such number of fully paid and nonassesable shares of Common Stock as is determined by dividing $4.00 by the conversion price in effect at the time of conversion (the "Conversion Price"). The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred Stock without the payment of additional consideration by the holder thereof shall initially be S4.OO. Such initial Conversion Price, and the rate at which shares thereof may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

     (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. The determination of fractional shares shall be made on the basis of the total number of shares of Series A Preferred Stock the holder at the time of conversion is converting divided by the Conversion Price. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Conversion Price immediately in effect prior to the event which would result in the issuance of a fractional share of Common Stock.

     (c) Mechanics of Conversion.

          (i) Subject to (ii) below, in order for a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock, at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number (but not less than 100 shares) of the shares of the Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominee in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date (and in any event within thirty days after the Conversion Date), issue and deliver at such office to such holder of Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

          (ii) In order for the Corporation to automatically cause the conversion of the Series A Preferred Stock upon the happening of an event set forth in subsection (a) (i) or Section 6 above, the Corporation must give written notice to the holders of the Series A Preferred Stock within ten (10) business days after the event which triggered the automatic conversion. The Conversion Date for purposes of an automatic conversion is the date of the event which triggered such conversion. Upon such triggering event, the Series A Preferred Stock shall have been deemed surrendered for conversion, In order for the holder of Series A Preferred Stock to receive certificates for shares of Common Stock, the holder of Series A Preferred Stock must surrender its Series A Preferred Stock certificate to the Corporation or the Transfer Agent.

          (iii) The Corporation shall, at all times when Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

          (iv) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, Such conversion shall be deemed to have been made at the close of business on the Conversion Date, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

     (d) Adjustments to Conversion Price for Diluting Issues. Except as provided in subsections 6(e) through 6(i) below, if and whenever, until the seventh anniversary of the issuance of the Series A Preferred Stock, the Corporation shall issue or sell, or is deemed to have issued or sold, at any time, whether in a public or private offering or sale or otherwise any share of Common Stock ("Additional Shares of Common Stock"), other than shares of Common Stock issued or issuable upon (A) the conversion of shares of Series A Preferred Stock; (B) the initial grant, regent, issuance, reissuance, exercise or conversion of any derivative securities of the Corporation outstanding on or prior to January 16, 1996 [the date of the Initial Closing] or derivative securities or securities issued concurrently with the issuance of the series A Preferred Stock, including, but not limited to, any options or warrants; (C) the initial grant, regrant, issuance, reissuance, exercise or conversion of any securities and/or derivative securities of the Corporation granted to any underwriter or representative of any underwriter in connection with a private offering of any securities of the Corporation; or (D) the initial grant, regrant or exercise of options under stock option plans of the Corporation adopted by the Board of Directors of the Corporation to officers, directors and employees of the Corporation, for a consideration per share less than the Conversion Price then in effect immediately before the issue or sale, then, forthwith upon such issue) or sale (such amount, however, being appropriately adjusted to reflect the occurrence of any Recapitalization Event), the Conversion Price shall be reduced concurrently with such issue, to a price (calculated to the nearest cent) equal to the consideration per share for which such Additional Shares of Common Stock are issued (but, in no event below the then par value per share of Common Stock). For purposes of applying the foregoing provisions of this Section 6(d), the following subparagraphs (i) through (iii) shall be applicable.

          (i) Issue of Securities Deemed Issue of Additional Shares of Common Stock. For purposes of this Section 6(d), if the Corporation at any time or from time to time after the date hereof shall issue any rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (as defined below) of the Company ("Options") or any evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock ("Convertible Securities") not otherwise specifically excluded above, or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exorcise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, that shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 6(d)(ii) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, an the case may be;provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

               (A) No further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

               (B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

               (C) No readjustment pursuant to clause (B) above shall have the effect of increasing the Conversion Price to an amount which exceeds the Conversion Price on the original adjustment date; and

               (D) Notwithstanding clause (B) above, but subject to clause (C) above, upon the expiration or termination of any unexercised options or any rights of conversion or exchange under such outstanding Convertible Securities, the Conversion Price shall be readjusted only upon the earlier to occur of: (a) the next adjustment of the Conversion Price required pursuant to the terms of the Series A Preferred Stock or (b) immediately prior to the conversion of shares of Series A Preferred Stock.

          (ii) Determination of Consideration. For purposes of this Section 6, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock or otherwise shall be computed as follows:

               (A) Cash and Property: Such consideration shall:

                    (I) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

                   (II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors: and

                  (III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

               (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additiona1 Shares of Common Stock deemed to have been issued pursuant to Section 6(d)(i), relating to Options and Convertible Securities, shall be determined by dividing:

                    (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                    (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or, in the case of Options for Convertible Securities, the conversion or exchange of such Convertible Securities.

          (iii) Stock Dividends, Stock Distributions and Subdivisions. In the event the Corporation at any time or from time to time after the date hereof shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

                    (A) In the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

                    (B) In the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

     If such record date shall have been fixed and euch dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the conversion Price shall be adjusted pursuant to this
Section 6(d) and Section 6(f) below, as of the time of actual payment of such dividend.

     (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time effect subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before the subdivision shall be proportionately decreased. It the Corporation shall at any time or from time to time combine or consolidate the outstanding shares of Common Stock, by a reclassification or otherwise into a lesser number of shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

     (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time, shall issue Additional Shares of Common Stock pursuant to Section 6(d)(iii) above, in a stock dividend, stock distribution or subdivision, then and in each such event the Conversion Price then in effect shall be proportionately decreased concurrently with the effectiveness of such issuance.

     (g) Adjustment for Reclassification Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock were convertible immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

     (h) Adjustment for Consolidation. In case of any consolidation of the Corporation with another corporation, each share of Series A Preferred Stock shall thereafter be convertible for the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such class of

Series A Preferred Stock would have been entitled upon such consolidation.

     (i) No Impairment. The Corporation will not, by Amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this
Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

     (j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Converson Price pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms thereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written reguest at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of such Series A Preferred Stock.

     (k) Notice of Record Date. In the event:

          (ii) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the corporation;

          (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

         (iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereof) or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

          (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock, and shall cause to be mailed to the holders of the Series A Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least fifteen days prior to the record date specified in (A) below or thirty days before the date specified in (B) below, a notice stating

     (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined: or

     (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

     (1) Notwithstanding anything contained in subsection (d) of Section 6 to the contrary, the applicable Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $.25, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.25 or more.

     7. Redemption.

          (a) Right of Redemption. On the seventh anniversary of the issuance of the Series A Preferred Stock, the Corporation shall (unless otherwise prevented by law) offer to redeem all of the issued and outstanding shares of Series A Preferred Stock, and any holder thereof may, but shall not be obligated to, accept such redemption offer in whole or in part.

          (b) Redemption Price. The amount per share at which the shares of Series A Preferred Stock are to be redeemed pursuant to this Section 7(a) shall be an amount equal to $8.00 per share of Series A Preferred Stock, as adjusted for Recapitalization Events, plus an amount equal to the sum of all accrued but unpaid dividends thereon, computed to the date payment thereof is made.

          (c) Cancellation of Redeemed Stock. So long as any shares of Series A Preferred Stock are outstanding, any shares of Series A Preferred Stock, redeemed pursuant to this Section 7 or otherwise acquired by the Corporation in any manner whatsoever shall be cancelled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series A Preferred Stock.

     8. Amendments. No provision of these terms of the Series A Preferred Stock may be amended, modified or waived without the written consent or affirmative vote of the holders of at least a majority in interest of the then outstanding shares of Series A Preferred Stock and the Corporation. Notwithstanding the above, no amendment may be approved which, to the best knowledge of the holders of the Series A Preferred Stock, adversely impacts only a minority holder of such series.

     9. Transfer of Preferred Stock. The shares of Preferred Stock have not and will not be registered under the Securities Act of 1933 ( the "Act") and cannot be sold or offered for sale except pursuant to an exemption therefrom, the availability of which is to be established to the reasonable satisfaction of the Corporation. A legend stating this restriction shall be placed on each certificate representing shares of the Preferred Stock.

     10. Identical Rights. Each share of the series of Series A Preferred Stock shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of the same series of Preferred Stock.

     11. Certificates. So long as any shares of the Series A Preferred Stock are outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement that the Corporation shall furnish without charge to each Holder who so requests, a copy of the documents or documents setting for the powers, preferences and rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or such rights.

     AND FURTHER RESOLVED, that, before the Corporation shall issue any shares of the Series A Convertible Preferred Stock a certificate pursuant to Section 151 of the General Corporation Law of the State of Delaware shall be made, executed, acknowledged, tiled and recorded in accordance with the provisions of said Section 151, and the proper officers of the Corporation are hereby authorized and directed to do all acts and things which may be necessary or proper in their opinion to carry into effect the purposeS of and intent of this and the foregoing resolutions.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its Chairman 0t the Board of Directors and attested to by its Assistant Secretary this 15th day of January 1996.

                                      EMAMELON, INC.

                              By: /s/ Dr. Steven R. Fox
                                  -----------------------------------------
                                   Name: Dr. Steven R. Fox
                                   Title: Chainman of the Board of Director



ATTEST:

/s/ Alice Piro
- --------------------------
Name Alice Piro
Title: Assistant Secretary